EXHIBIT 2

BofA Funds Series Trust

(“BFST”)

November 29-30, 2011 BFST Meeting of the Board of Trustees

RESOLVED, that the Board, including a majority of the Independent Trustees, hereby determines, with due consideration to, among other things, (i) the value of the assets of BFST to which any covered person may have access, (ii) the types and terms of the arrangements made for the custody and safekeeping of such assets, and (iii) the nature of securities in the portfolios of BFST, that such bond is in reasonable form and amount;

FURTHER RESOLVED, that the Board, including a majority of the Independent Trustees, after taking all relevant factors into consideration, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to BFST is less than the premium it would have had to pay if it had provided and maintained a single fidelity bond, hereby approves the portion of the premium to be paid by the Funds;

FURTHER RESOLVED, that the Board, including a majority of the Independent Trustees, hereby approves the amount, type, form and coverage of the joint bond;

FURTHER RESOLVED, that the Board, including a majority of the Independent Trustees, hereby determines that the participation of BFST in a joint bond agreement substantially in the form presented at this meeting, pursuant to which the parties agree that in the event recovery is received under the bond as a result of a loss sustained by the Funds and one or more other insureds, the Funds shall receive an equitable and proportionate share of the recovery at least equal to the amount which it would have received had it maintained a single bond, is in the best interests of BFST; and

FURTHER RESOLVED, that the Secretary or Assistant Secretary of BFST be, and she or he hereby is, authorized and directed to cause such bond and joint bond agreement to be filed with the SEC pursuant to Rule 17g-1(g) under the 1940 Act.